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THIS PURCHASE AGREEMENT dated for reference the 5th day of July, 2005.

BETWEEN: DYNAMIC RESOURCES CORP., a company duly incorporated in the Province of Alberta having an office at 200-675 West Hastings Street, Vancouver, British Columbia, Canada
             ("DYR")

AND:         BILL TIMMINS
             420 - 625 Howe Street
             Vancouver, B.C., Canada V6C 2T6
             ("TIMMINS")



WHEREAS Timmins (the "Vendor") is the beneficial owner of a 100% interest in the "ALAN" mineral claim located in the Northwest Territories, and have agreed to grant to DYR the exclusive right to acquire an undivided 100% interest therein on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the payment by DYR to the Vendor of the sum of $10.00 (the receipt and sufficiency of which is hereby expressly acknowledged by the Vendor) and of the mutual covenants and agreements herein contained, the parties agree as follows:

1.     DEFINITIONS

1.1 In this  Agreement  and in the Schedules and the recitals hereto, unless the
    context  otherwise  requires,   the  following  expressions  will  have  the
    following meanings:

"AGREEMENT DATE" means the date at the top of this Agreement.

"EXCHANGE" means the CNQ Exchange.

"PROPERTY" means those mineral claims covering, more particularly described in Schedule "A" hereto, together with all prospecting, research, exploration, exploitation, operating and mining permits, licences and leases associated therewith, mineral, surface, wat3er and ancillary or appurtenant rights attached or accruing thereto, and any mining licence or other form of substitute of successor mineral title or interest granted, obtained or issued in connection with or in place of or in substitution for any such Property (including without limitation, any Property issued to cover any internal gaps or fractions in respect of such ground).






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2.     PURCHASE

2.1 The Vendor herby gives and grants to DYR the sole and exclusive irrevocable right to Purchase an undivided 100% right, title and interest in and to the Property in accordance with the terms of this Agreement.

2.2    To exercise the Purchase, DYR must:

   (a) pay the total of U.S. $4,000.00 to the Vendor and issue 1,000,000 shares of Dynamic Resources Corp. to the Vendor within 5 business days of acceptance of this agreement by the CNQ Exchange.

The cash payments and share issuances are herein collectively referred to as the "Purchase Price" to earn a 100% interest in the Property.

2.3 This Agreement is an option agreement only, and all Payments comprising the Purchase Price are and shall remain optional to DYR, such DYR need not pay any of the same, other than the payment due on Acceptance. Upon the failure of DYR to deliver the consideration comprising the Purchase Price within the time periods set forth herein, DYR will have a period of 30 days following receipt of notice of such default to rectify the same, otherwise the option and this Agreement will automatically terminate without further notice from the Vendor.

2.4 Once DYR has paid the Purchase Price in full, DYR will have exercised its right and have acquired an undivided 100% right, title and interest in and to the Property, and will give notice to the Vendor to that effect. Upon the exercise o the Purchase, the Vendor will take the necessary actions to transfer to DYR a 100% interest in and to the Property in accordance with the provisions of applicable legislation.

3.     REPRESENTATIONS AND WARRANTIES

3.1    DYR Represents and warrants to the Vendor that:

   (a) it is a company duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction and is qualified to acquire and dispose of interest in, and to explore, develop and exploit, mining properties in Canada;

   (b) it has full power, capacity and authority to carry on its business and to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

   (c) all necessary corporate and shareholder approvals have been obtained and are in effect with respect to the transactions contemplated hereby, and no further action on the part the directors or shareholders is necessary or desirable to make this Agreement valid and binding on a party;

   (d) neither the execution  and  delivery  of  this  Agreement  nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions herby contemplated conflict with, result



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       in the breach of or accelerate the performance required by its constating documents or any agreement to which it is a party;

   (e) DYR is a public company whose shares are listed and posted for trading on the CNQ Exchange; and DYR is a reporting issuer in Alberta

3.2    The Vendor hereby represents and warrants to DYR that:

   (a) he has the full power, capacity and authority to enter into and perform his obligations under this Agreement and any agreement or instrument referred to or contemplated here;

   (b) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated herby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which he is a party;

   (c) the mineral claims comprising the Property have been duly and validly stake and submitted for recording with the applicable mining authority pursuant to all applicable laws and regulations; are accurately described in Schedule "A" hereto and the Vendor' interest therein is free and clear of all liens, charges, royalties and encumbrances, subject to the rights of the Government of Canada;

   (d) The Vendor has the exclusive right to enter into this Agreement and has all necessary authority to dispose of an interest in and to the Property in accordance with the terms of this Agreement, subject only to Exchange approval of this Agreement and any underlying agreement; and

   (e) There are no pending or threatened actions, suits, claims, or proceedings regarding the Property or any portion thereof of which the Vendor is aware.

3.3 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition for any interest in the Property by DYR and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising our of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

4.     COVENANTS OF THE VENDOR

4.1 During the currency of this Agreement the Vendor covenants and agrees with DYR to:

   (a) for so long as DYR is not in default hereunder, not do any act or thing which would in any way adversely affect the rights of DYR hereunder;



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   (b) make available to  DYR  and  its representatives all records and files in
       its  possession  relating  to  the   Property  and  permit  DYR  and  its
       representatives at their own risk and expense to take abstracts therefrom and make copies thereof;

   (c) co-operate as reasonably necessary with DYR in obtaining any surface and other rights on or related to the Property as DYR deems desirable; and

   (d) promptly provide DYR with any and all notices and correspondence received by him from government agencies in respect of the Property and further arrange for government agencies to copy DYR on all correspondence and notices.

5.     TERMINATION OF OPTION

5.1 This Agreement, except for the provisions of section 7, (unless otherwise agreed by the Vendor in writing) will terminate upon the failure of DYR to pay any portion of the Purchase price pursuant to subsection 2.2 within the time periods specified therein.

6.     SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION

6.1 Each party agrees that all information obtained hereunder will be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with the written consent of the other party, such consent not to be unreasonably withheld.

7.     ASSIGNMENT

7.1 Either party may at any time assign or transfer any or all of its interest herein, provided such assignee agree to abide by and be bound by the terms of this Agreement in the same manner and to the same effect as if an original signatory hereto.

8.     NOTICES

8.1 Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by facsimile, e-mail or other similar form of communication, in each case addressed to the address first listed above or the following facsimile numbers or e-mail addresses:

   (a) If to Bill Timmins, 420-625 Howe Street, Vancouver, B.C. V6C 2T6;

   (b) If to DYR at facsimile no. (604) 608-0344.

8.2    Any notice, direction or other instrument will:

   (a) if delivered, be deemed to have been given and received on the day it was delivered;



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   (b) if mailed,  be  deemed to have been given and received on the fifth (5th)
       business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received; and

   (c) if sent by facsimile, email or other similar form of communication, be deemed to have been received by each party by that party acknowledging in writing receipt of the same.

8.3 Any party may at anytime give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

9.0    ARBITRATION

9.1 If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under this Agreement or relation to the construction here the same shall be determined by the award of one arbitrator. The decision of the arbitrator shall be made within 30 days after the selection. The expense of the arbitration shall be paid accordingly as the arbitrator shall decide in his award. The arbitration shall be conducted in accordance with the provisions of the Commercial Arbitration Act (British Columbia), as amended, and the decision of the arbitrator shall be conclusive and binding upon the parties. The rules and procedures for the arbitration shall be procedures established by the B.C. Arbitrators Institute. The place of arbitration shall be Vancouver, British Columbia, Canada.

10.    GENERAL

10.1 The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

10.2 All references to moneys hereunder will be in Canadian funds unless otherwise specified. All payments to be made to any party hereunder may be made by cheque or bank draft mailed or delivered to such party as its address for notice purposes as provided herein, or deposited for the account of such party at such bank or banks in Canada as such party may designate from time to time by notice to the paying party.

10.3 This Agreement will enure the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.4 This Agreement shall constitute the entire agreement between the parties and except as hereafter set out, replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory



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       or otherwise between  the  parties  with  respect  to  the subject matter herein.

10.5 This Agreement will be governed by and construed according to the laws of British Columbia and the laws of Canada applicable therein. All actions arising from this Agreement will be commenced and maintained in the Supreme Court of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

DYANMIC RESOURCES CORP.
by its authorized signatory:

G Macdonald

                  				WITNESS
/s/ Bill Timmins
-------------------------------			-------------------------------
BILL TIMMINS  					G Macdonald
		       				WITNESS




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                                  SCHEDULE "A"

                            DESCRIPTION OF PROPERTY




	CLAIM NAME		CLAIM NUMBER		ACRES

 	 Alan   		  F91913   		206.60